 Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURAL SYSTEMS UTILITIES AND MIDDLESEX WATER COMPANY ANNOUNCE JOINT VENTURE TO SERVE VILLAGE OF RIDGEWOOD, NJ

Hillsborough and Iselin, NJ – January 6, 2012 – Natural Systems Utilities and Middlesex Water Company (NASDAQ:MSEX) yesterday announced the formation of a joint venture, Ridgewood Green RME, LLC, (Ridgewood Green) and the signing of a 20-year public-private partnership with the Village of Ridgewood, NJ whereby Ridgewood Green will design, build, own and operate facilities to optimize the production of electricity at Ridgewood’s municipal wastewater treatment plant.

Ridgewood Green will work to optimize the treatment process through the conversion of biogas at the plant to electricity via anaerobic digestion, installation of solar arrays to produce additional electricity and the addition of ultraviolet light for wastewater disinfection. Renewable energy is expected to provide all the electricity required to operate the wastewater treatment plant.

In addition, the joint venture has partnered with Bio-Organic Catalyst, LLC (BOC) to provide a very effective organic product to enhance production of biogas as well as reduce odors and grease build-up at the plant. Further value is expected to be derived from a reduction in the amount of residuals, which are a byproduct of the treatment process that will no longer need to be transported off site. Jay Johnston, Executive Vice President of BOC led the development of the contract with the Village and has demonstrated significant success using the product at the plant over the past three years.

“NSU and Middlesex Water have developed this environmentally-friendly and cost-effective model for Ridgewood with the assistance of several key partners, including Bio-Organic Catalyst, LLC, HydroQual Engineers and Advanced Solar Products,” said Donald Rodgers, NSU President. “Each of our partners brings significant expertise that contributes to the optimization of the performance of the new facilities,” added Rodgers.

“We commend the Village of Ridgewood officials for their foresight in implementing an environmentally progressive and economically self-sufficient initiative,” said Dennis Doll, Middlesex Water Company President and CEO. “This business model capitalizes on the inherent relationship between water, wastewater and renewable energy and provides for an appropriate sharing of environmental and economic value for the benefit of all parties,” added Doll.

About Natural Systems Utilities (NSU)

Natural Systems Utilities has pioneered sustainable water and energy-centric solutions for municipal, industrial and institutional clients for 28 years. Visit www.natsyssolutions.com for additional information.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services primarily in New Jersey and Delaware through various subsidiary companies. For information about Middlesex Water Company, visit www.middlesexwater.com

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, Middlesex Water Company’s long-term strategy and expectations, the status of its acquisition program, the impact of its acquisitions, the impact of current and projected rate requests and the impact of its capital program on environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in its filings with the Securities and Exchange Commission.

Contact:

Rick Cisterna, Executive Vice President	Bernadette Sohler, Vice President Corporate Affairs
Natural Systems Utilities	Middlesex Water Company
2 Clerico Lane, Suite 210	1500 Ronson Road
Hillsborough, NJ 08844	Iselin, NJ 08830
908-359-5129	732-638-7549
rcisterna@natsyssolutions.com	bsohler@middlesexwater.com